EXHIBIT 10.1
During the quarter ended September 30, 2008, Lance F. Bospflug, who is a member of the Board of Directors of the Company, was employed for special projects reporting directly to Al A. Gonsoulin, Chairman and CEO. Mr. Bospflug’s salary is approximately $34,000 per month and he will participate in the executive incentive compensation plan and the officers deferred compensation plan. He is eligible for the same insurance and welfare benefits as other employees. While employed, Mr. Bospflug will not receive any additional compensation for his service on the Company’s board.